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                                                                   Exhibit 10.15




September 18, 2003

To:  Roy Goodman

Dear Roy:

I am extremely pleased to offer you employment at RealNetworks, Inc. (RN) as Senior Vice President, Finance and Chief Financial Officer. Your start date will be determined at a later time.

This offer is for a full-time, exempt, regular position with RN. Your responsibilities will be as directed by RN. You will be paid a monthly salary, which is equivalent on an annualized basis to $250,000 (subject to normal withholdings), payable semi-monthly in accordance with our normal payroll procedures. You are eligible to earn an annual bonus of up to $75,000 based on meeting MBO target goals, for an annual target total compensation of $325,000 if you succeed in meeting your MBO target goals.

You will also earn equity in RN under the terms of RN's 1996 Stock Option Plan. Upon the start of your employment, you will be eligible for options on 250,000 shares, which will begin vesting on your hire date according to the vesting rules, and all other provisions contained in the Plan. Your stock options will be granted on the date the Compensation Committee of the Company's Board of Directors approves the grant of the option (the "Grant Date"). The exercise price of the stock options granted to you shall be equal to the fair market value of RN's Common Stock on the Grant Date. Fair market value shall equal the last sales price for shares of RN's Common Stock on the Grant Date as reported by the NASDAQ National Market. Please be aware that unvested stock is forfeited upon termination of employment.

RN will make the following payments to you in connection with your relocation from Wilmington, DE to Seattle, WA:

1. You may take up to two 4 day house-hunting trip for you and your immediate family, including coach airfare, accommodations, and reimbursement for your reasonable rental car, food and incidental expenses. RN will arrange for a realtor or apartment finder to show you different neighborhoods in and around Seattle and assist you with purchasing or renting a new residence.

2. RN will cover the costs of (a) moving your vehicles, (b) moving your personal goods, and (c) temporary housing with one of RN's pre-arranged rental agents for up to 6 months. RN will also cover the cost of your final flight out to Seattle, for you and your direct family.

3.    A relocation bonus of $50,000 to assist with relocation and housing costs.

4. In consideration for your transition period RN will extend a $20,000 travel bonus to support your travel to and from Wilmington.

Some or all of these bonus and relocation payments or costs may be taxable income. In the event that your employment with RN is terminated before eighteen months have elapsed from your start date, you must return to RN the full amount of all of your relocation payments. By signing below, you agree to reimburse RN in full prior to your termination date, and in the event that you have not done so, you agree that RN may deduct the balance due from your final paycheck.
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You will receive paid vacation, paid holidays, paid sick leave, and, upon satisfaction of any eligibility or waiting requirements, medical/dental coverage, 401K participation, disability and life insurance coverage, employee stock purchase plan participation and other benefits ("Benefits") as described in the RN Employee Handbook, Benefit Plan descriptions, and RN policies, as they may be amended from time to time. All of these Benefits are subject to change upon notice from RN.

You will be regarded as a key employee under certain federal regulations governing family and medical leave. This status will require that you work closely with us in planning if you develop a need for family or medical leave.

It is our policy that employees may not use or disclose confidential information or trade secrets obtained from any source or during any prior employment. RN requires employees to abide by all contractual and legal obligations they may have to prior employers or others, such as limits on disclosure of information or competition. Prior to signing this letter, you must inform us if you are subject to any such obligations that would prevent you from working at RN in your intended capacity or that would otherwise restrict you in the performance of your services to RN. Violation of this requirement may result in termination of your employment with RN. By signing this letter, you further agree that you will not bring to RN any confidential documents of another, nor disclose any confidential information of another, and that you will comply fully with these requirements.

Our employment relationship will be terminable at will, which means that either you or RN may terminate your employment at any time and for any reason or no reason, subject only to the provisions below describing your obligation to provide RN with notice, and RN's obligation to make certain payments if RN terminates your employment for reasons other than cause. Your right to receive these payments described below are subject to and conditioned upon your signing a valid general and complete release of all claims (except those relating to RN's payment obligations under this letter agreement) against RN (and its related entities and persons) in a form provided by RN.

You agree that for the first year of your employment with RN you will provide RN six months notice prior to you terminating your employment. In the event that RN terminates your employment without cause, in the first year, we will provide you with six months notice or pay of your then-current base salary in lieu of notice through any remaining portion of the notice period. You agree that after your first year of employment and going forward you will provide RN with three months notice. In the event that RN terminates your employment without cause, after your first year of employment, we will provide you with three months notice or pay of your then-current base salary in lieu of notice through any remaining portion of the notice period.

This offer is contingent on: (i) you providing evidence of employability as required by federal law (which includes providing RN within 3 days after your employment commences with acceptable evidence of your identity and US employment eligibility), (ii) RN receiving acceptable results from any background check or reference check, and (iii) you signing RN's Development, Confidentiality and Noncompetition Agreement, attached hereto.

RN PROVIDES EQUAL OPPORTUNITY IN EMPLOYMENT AND WILL ADMINISTER ITS POLICIES WITH REGARD TO RECRUITMENT, TRAINING, PROMOTION, TRANSFER, DEMOTION, LAYOFF, TERMINATION, COMPENSATION AND BENEFITS WITHOUT REGARD TO RACE, RELIGION, COLOR, NATIONAL ORIGIN, CITIZENSHIP, MARITAL STATUS, SEX, SEXUAL ORIENTATION, AGE, DISABILITY OR STATUS AS A DISABLED VETERAN OR VETERAN OF THE VIETNAM ERA OR ANY OTHER CHARACTERISTIC OR STATUS PROTECTED BY APPLICABLE LAW.

This letter and the Development, Confidentiality and Noncompetition Agreement, the 1996 Stock Option Plan, and your Stock Option Agreement, contain the entire agreement between you and RN, and supersede all prior oral and written discussion, agreements and understandings. This


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letter may not be modified except in writing signed by both you and RN. Any disputes regarding this letter or your employment with RN shall be governed by and construed in accordance with the laws of the State of Washington. If any provision of this letter is deemed to be invalid or unenforceable, at RN's option, the remaining terms shall continue in full force and effect.

This offer is valid until September 22, 2003. We are excited about the prospect of you joining RealNetworks, Inc. and look forward to working with you. Please call us if you have questions about this offer letter.

Sincerely,

Rob Glaser
Chairman and Chief Executive Officer
RealNetworks, Inc.




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